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Message 318 filed on 4/18/01 on eRaider
I'm sorry you're getting discouraged. But I think Sisyphus is not a good metaphor. It implies that your effort is wasted when the rock rolls down the hill.

In fact, I think it's more like stretching a pizza crust. You stretch, it pulls back. You stretch again, it pulls back. But each time it's a little bigger and if you don't give up you will soon have a treat.

There is 30 years of inertia to overcome here, and highly dissonant world views to accomodate. Everyone's first reaction is no compromise is possible. But don't lose sight of the fact that deep down, we all want exactly the same thing. If GV stock provides a good long-term return, we all make money, and nothing else matters. If not, we all lose. Yes, there are conflicting ideas about how to accomplish the goal, but those will sort themselves out in frank discussion.

Even if your current efforts don't produce an agreement, I think they are far from wasted. You stretch everyone's mind a little, get them at least thinking about compromise. Then the minds snap back (as all our minds are apt to do). But the next time, they stretch a little farther.

One way or another, we will learn to live with each other. eRaider is not selling its stock. Sam Rebotsky, Moshe Rosen and others have held their stock for over a quarter century and are not selling. The Sottile family has run Goldfield for 30 years and John Sottile has a contract until 2009. In love and war and lawsuits people can stay mad for 8 years or longer; but in business you quickly learn to work with the situation you've got. Fights are too expensive.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Message 323 posted on eRaider on 4/21
We've been doing some research to try to challenge Goldfield's plan to have a vote to eliminate cumulative voting, adjourn the meeting, file the amended certificate of incorporation with the Delaware Secretary of State, then resume the meeting under the new rules. It's obviously unfair, but we need to show it's illegal. Last December there was a major case that should be a big help to us.

Andrew Vollmer and Steven Rosen of Wilmer, Cutler & Pickering, who represented the State of Wisconsin Investment Board in the case, wrote:

In December 2000, the Delaware Chancery
Court took an important step in reaffirming the fundamental importance of voting rights of shareholders. In State of Wisconsin
Investment Board v. Peerless Systems
Corporation (No. 17637 Del. Ct. Ch. 2000), the Chancery Court held that, in the absence of a "compelling justification," management may not use its control over the shareholder voting procedures in particular its power to adjourn shareholder meetings to manipulate the outcome of a shareholder vote on a management proposal.1


Goldfield is also a Delaware corporation and plans to adjourn the annual meeting in order to change the outcome of a vote. So, at first blush, the Peerless case would seem to apply. However, there are differences.

Goldfield wants a shareholder vote to amend the articles of incorporation to eliminate cumulative voting as Item 1 on the meeting agenda. Then they want to recess or adjourn the meeting to file the amended articles. When the meeting resumes, Item 2 on the agenda is election of directors.

We intend to argue that this violates the Peerless standard because Goldfield is using its control over the annual meeting (scheduling items, calling recess or adjournment) to manipulate the outcome of a shareholder vote (the election of directors). One question concerns the word "outcome." Peerless tried to change the actual vote totals cast for and against a management proposal. That clearly changes the outcome.
Goldfield is content to leave the vote totals unchanged, but wants to manipulate the meaning of those totals. Suppose we get 6 million votes and Goldfield gets 10. Without the adjournment, we elect two of the six directors. With the adjournment, and the elimination of cumulative voting, we get none. So the outcome has changed in the sense of result, but not in the sense of vote total.

Assuming we can establish that outcome means result, the rest of our case appears to be stronger than Peerless. Election of directors is more fundamental than approval of a management proposal. Goldfield's meddling in the meeting is more extensive than in Peerless. Peerless offered some "compelling justifications" (all rejected by the court), basically that they wanted more shareholders to vote. Goldfield clearly is doing this only to defeat our director candidates. The only reason to change the articles mid-meeting is to change who gets elected to the board. The general arguments Goldfield advances against cumulative voting can be met by eliminating it in the normal fashion, i.e. for future years.

One factor in Goldfield's favor, relative to Peerless, is that they have announced their intention clearly in the proxy statement. Presumably, shareholders who do not support this action can vote against the elimination of cumulative voting. Peerless apparently decided to adjourn at the meeting itself and made no announcement other than the adjournment.

1Handout prepared for Keith Johnson of State of Wisconsin Investment Board, distributed at the Council for Institutional Investors meeting, March 19, 2001. None of Andrew Vollmer, Steven Rosen, Keith Johnson, Wilmer, Cutler & Pickering nor State of Wisconsin Investment Board has given permission for their names to be used, nor have any of them reviewed or approved this document. No inference should be drawn that any of them support the application of the Peerless case to Goldfield.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information
Message 325 posted on 4/21/01
A shareholder called and asked that we add a question to the auditor about the treatement of operating loss and capital loss carryforwards. These are significant assets of Goldfield, but their nature is complex. This shareholder wants to know that they are being used prudently, and not wasting away.

Of course, the auditor is not responsible for making the company use its asset, but he or she can explain to us:
1.	What assumptions on future earnings underlie the total reported on the balance sheet,
2.	How that total might change under different assumptions,
3.	Whether the assumptions have changed over the years,
4.	Whether the company's actual performance has been in line with assumptions,
5.	How much, if any, of the assets have been lost in the past, and
6.	How much, if any, the value of the assets might go up or down in the near future, and what profitability levels imply what values.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder
An article posted on the site on 4/20/01

A representative of the auditor will be available at the annual meeting to answer questions. I have three questions of my own, I'd be happy to consider asking questions for others. I always try to send written background material to the question to the auditor ahead of time, so if preparation is necessary, it can be done before the meeting. If you have any comments on these questions, or questions of your own, post them on the Goldfield message board.

Cash Value Life Insurance Policy Terminations

In the second quarter the Company cashed in life insurance policies it had bought on four executives (John Sottile, Pat Freeman, Stephen Wherry and Robert Jones). The policies had a book value of $498,311. On June 12, 2000, the company paid those executives $510,000. On the financial statements, the $510,000 is subtracted from the cash received from terminating the policies ($583,000) to report a net loss on disposition of $425,311 ($583,000 - $510,000 - $498,311).

This doesn't make sense. If the executives owned the policies, the policies should not have been on Goldfield's books as shareholder assets. If the executives didn't own the policies, the $510,000 payment is pure compensation, unrelated to the life insurance termination. The Company should have reported an $84,689 gain on disposition of the assets and a special bonus of $510,000 to management. Each annual report carried the statement: "The Company may terminate the agreements at any time by giving written notice to the employee." This does not appear to be true since the company in fact had to pay $510,000 to secure the employees' agreements. Or, if the statement is true, the contracts attached to the second-quarter report appear to be window-dressing, with no consideration supplied by the executives.

Going back over the history of these policies turns up more problems. The policies were carried on the books at cash surrender value, without any corresponding liability or contra-asset to show management's claim on them (nor was any clear or quantitative claim disclosed in a Note). The cost of the policies was added to general corporate overhead, no portion was allocated to compensation expense. I think that it incorrect.

Goldfield started buying the insurance policies in 1989 as part of employment agreements with the executives. Upon termination of the policies, the Company was supposed to receive the lesser of the total premiums paid or the cash surrender value of the policy.

Using mortality and interest rate data, plus some assumptions about pricing based on back-figuring from the data in the financial statements and prevailing prices on these policies, I estimate that from 1989 to about 1996, the cash surrender value of the policies was less than total premiums paid. By the time of cancellation, cash surrender value was probably about 15 percent greater than total premiums paid.

If I am correct, from 1989 to 1996, the company effectively provided term life insurance to the executives. If the executive had died, his estate would have received the face amount of the policy (minus premiums paid to date, which would have been less than 10 percent of the benefit even in 1996).
If the executive had quit, he would have received nothing. So the benefit to the executive was pure life insurance. The portion of the premiums devoted to mortality charge, probably about ten percent, should have been shown as compensation expense.

On Goldfield's balance sheet, the policies should have been shown at cash surrender value minus a charge. Although the company had the right to terminate at any time, they had contracts promising to keep them in force, through 2009 in the case of John Sottile. Therefore, the expected net present value of what they would receive from the premiums paid was much less than the cash surrender value of the policy. In 1989, for example, I think that the expected present value of what Goldfield would receive was no more than 20 percent of the cash surrender value of the policy. Although it requires assumptions to estimate that expected net present value, no asset should be carried on the balance sheet at a value far in excess of what the Company really expects to realize from it. At the least, the impairment should have been disclosed in a Note.

After 1996, it made even less sense to continue to carry the policies at cash surrender value. Once cash surrender value exceeded total premiums paid, Goldfield would never receive the cash surrender value. The Company would instead get its total premiums repaid, the only unknown was when. From this point on, policies should have been carried at total premiums paid, less a present value adjustment as above.

In this period, from the executives point of view the company is paying them the interest on the cash surrender value of the policy plus whatever premiums are paid. The cost of the life insurance itself comes of out this amount, but the life insurance now belongs completely to the executive.
So the loss to the company, and the gain to the employee, is equal to the sum of interest on the cash surrender value at the crediting rate plus premiums paid. This should be reported as compensation.

When the policies were terminated, the executives owned the difference between cash surrender value and total premiums paid. If this was 15 percent of cash surrender value, as I estimate, the executives should have been paid about $75,000 to give this up. In addition to giving up this difference, the executives may have given up the right to demand future premium payments by the Company (although my reading of the original benefit agreements does not support that). If true, that would justify an additional payment. But that payment is for future services. Therefore it should not have been made in a lump sum, but in a regular payment. In effect, the Company gave the executives a lump sum representing partial salary for the next twelve years, theirs to keep even after resigning.

Therefore, I think any payment over the $75,000 (or whatever the actual number is) should not have been netted against the proceeds but listed as either ordinary compensation or prepaid compensation.

Preferred Stock

We have been frustrated in our efforts to investigate the preferred stock. Although it is a document shareholders are allowed to inspect, management claims to be unable to find it. Attempts to get it from the SEC and AMEX have yielded only partial pages. Moreover, the documents we can find suggest that the preferred stock had a mandatory redemption fourteen years ago.

I'd like to know what documents the auditor examined to determine that the dividend payments to the preferred stock are actually dividends and not compensation for board service (since the preferred stock was issued only to board members and related entities).

SAS 82

In February 1997, the American Institute of Certified Public Accountants issued SAS 82. This provided special guidance for and additional tests to be performed in certain circumstances. Both the issues above would seem to raise SAS 82 concerns, the first because an asset listed as belonging to shareholders appears to have been transferred to management without clear disclosure, the second because a payment to board members appears to be inadequately documented. I'd like to know how the auditor evaluated the SAS 82 factors and responsibilities.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Here's how our proxy looks on the site:
This is a copy of the preliminary proxy statement we have filed with the SEC, with the proxy itself removed for safety. Please do not act on this statement. It is provided for information only, until it becomes definitive we are not soliciting proxies.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April [ ] 2001

SOLICITATION, VOTING AND REVOCATION OF PROXIES

Shareholder Unity Slate


My name is Aaron Brown. I want your proxy for the annual shareholder meeting to vote for a compromise slate of six directors: three directors chosen by the existing board and three long-term shareholders who will work hard to make the stock price go up. I will keep this proxy statement as short and clear as possible, and refrain from any negative comments or unnecessary argument. I believe Goldfield can thrive only if everyone works together, and a divisive and expensive proxy fight is bad for business.

I am a long-term shareholder of Goldfield and I believe the company has enormous value and potential. However I also believe that the board of directors needs some long term shareholders on it: people who believe in the company enough to invest their own money, people who will insist on sound strategy and careful attention to costs, people who will communicate with all shareholders and act as ambassadors to help the company gain new business. In short, people who have no interest other than making the stock price go up.

I discussed this with other long-term shareholders and discovered the idea had a lot of support. So I went down to Florida in December to meet with Chairman and CEO John Sottile. Although he was polite and open in answering all my questions about the company, he flat-out refused to consider appointing any shareholder to the board, either one from a list I had prepared or one of his own choosing. He also refused to consider redeeming the preferred stock, another thing I consider important to common shareholder value. So I told him I would nominate some director candidates and let the shareholders decide.

That touched off a lot of activity on the part of the company, some good, some bad. On the good side, directors and managers other than John Sottile began buying significant amounts of stock for the first time. An outsider was invited to join the board of directors. The board formed an audit committee to discuss the company's financial statements with the auditors outside management's presence. I think these are very good both in themselves and as signs of renewed energy and commitment.

On the bad side, the company has engaged in tactics to block election of shareholders to the board that I consider unfair, divisive, possibly illegal and dangerously expensive. I'm not going to complain about them in detail. That would defeat my purpose. It is enough to say that through a series of rule changes and legal tricks, the company has set up a winner-take-all situation.

This is a lose-lose situation for me, and I think for all shareholders. If the company succeeds in shutting shareholders out of the board, I am afraid all the good changes we have seen will disappear. Also the cost of these shenanigans is very high. I pay my costs personally (and I have pledged not to seek reimbursement from the company), but the company's costs are paid by all shareholders. Moreover, I think the company would continue to languish, the board would feel embattled, a substantial minority of shareholders would feel disenfranchised and we would have to go through all this again next year.

If instead shareholders win, and take all the board slots, we will inherit a divided company with the Chairman, CEO and Secretary all defeated candidates. It is a very hard job to oversee a company in the best of times. I have no wish to take over with a depleted treasury, an angry shareholder minority and an unhappy chief executive. A bitter proxy fight can leave employees uncertain or demoralized, and can affect the company's business relationships.

Therefore, I have decided not to try to win everything, but instead to propose a compromise slate. I think this is the best chance for everyone to pull together and spend their energy making money for the company instead of war on each other. I pledge to avoid all negative campaigning and to minimize expenses.

This election is going to be complex. I think the following account is accurate, but the board has already made three major surprise rule changes. A prudent person will allow for the possibility they have more surprises in store. I have no surprises. All the strategies I am currently considering are fully disclosed here. Even without surprises, the board's plan for the election is complicated so that the outcome is hard to predict. It relies on items being brought up in a certain order, defeating points of order raised from the floor, a mid-meeting recess or adjournment and the Delaware Secretary of State accepting an amended articles of incorporation during the break. Their plan also requires the personal approval of CEO John Sottile and his sister Linda Lonergan. Various court challenges are possible.

There were 26,854,748 shares of common stock outstanding on December
31, 2000. 21,920,394 votes were cast in last year's election (about 19.1 million for management and 2.8 million opposed). Under cumulative voting rules with six directors, you get to elect a director for each one-seventh of the votes you win, that would be 3.1 million votes per director using last year's total. If cumulative voting is revoked, whichever side gets more votes names all the directors.

There are some changes to account for this year. First is that 499,999 shares were issued by the company to the four top managers on March 26, 2001 (for $110,000 versus a market price at the time of $275,000; this was the result of exercise of options issued earlier). These are the first new common shares at least since 1994. Second is that the total votes cast last year included in management's totals some of the shareholders who didn't vote at all. I have stopped the practice of counting non-votes as management votes this year. Management refuses to disclose how many of these votes there were but a typical figure is that 45 percent of individual shareholders vote; that would imply about 8.5 million of management's
19.1 million total were shareholders who did not vote.1

A third important factor is that expensive soliciting efforts, such as calling all non-voting shareholders and lobbying them, can increase the voting percentage, typically by 10 percent. I estimate this would increase the vote total by 2.1 million. If management does this and I do not, we can assume those votes will go almost all to management.

Finally, there is the preferred stock. The board issued 339,407 shares of this "to certain members of the board of directors, members of their families and to a company in which they have an interest." CEO John
Sottile owns 58 percent of this personally. For some issues the preferred votes like common, for other issues it has supervoting rights (it also gets all the dividends paid by the company). The main issue for which the preferred is important is Proposal 1 to overturn cumulative voting.
Consent of 75 percent of the preferred holders is required. This means that John Sottile can personally block this proposal. Linda Lonergan, one of John Sottile's sisters, is the only other person who can unilaterally block this proposal because she holds 27 percent.

Adding all this up means that the top four managers at Goldfield control about 2.2 million votes. I think they can get about another 2.1 million through expensive solicitation efforts. I further estimate that there are 11.7 million additional shares that can be expected to vote based on last year's totals. In an uncontested election last year, I think management got about
76 percent of these votes (8.9 million). If they do the same this year, and all other votes go to my Shareholder Unity Slate, management would not have enough to overturn cumulative voting, but they would name five of the six directors.

It is impossible to predict how many votes the Shareholder Unity Slate will get. I hope to attract some votes through this proxy statement. It's also possible that some people have bought the stock based on eRaider's interest. I expect to get most of these votes. Purely for the sake of computational example, assume I can reduce management's share of the votes from 76 percent to 50 percent. Then management would have 10.1 million votes and I would get 5.9 million. Then cumulative voting would be retained, both shareholder proposals would be defeated, the auditors would be ratified (this is the one issue we agree on) and I would get to name two of the six directors.

The preceding analysis is based on assumptions that may be false. The actual result may be much different. It is included only to give you a general idea of what your vote might mean. Also, if I feel it necessary to prevent winner-take- all voting for this year's election, I may engage in some of the expensive solicitation efforts. I would expect that to move some of the 2.1 million votes from management's to my column.

If you want serious, long-term shareholders on the board, I think you should vote for the Shareholder Unity Slate. Even if you prefer the existing board, you should consider voting with me. In the famous words of Abraham Lincoln, "a house divided against itself cannot stand."2 A compromise board will ensure that every opinion is represented, and that proposals are considered from all perspectives. There will be no disaffected minorities, and less potential for further divisiveness. The shareholder-directors have no interests other than making the stock price go up, all are committed, qualified, serious, hard- working people. They pledge to keep their minds open, to try to work with everyone and to represent the interests of all shareholders, not just the ones who voted for them.

Also, you don't have to vote entirely for the company or the Shareholder Unity Slate. The attached proxy allows you to make any vote on any issue, including to vote for all of the company's board candidates, to use your full cumulative voting rights and to specify your vote on questions I expect to be raised from the floor. Even if you intend to vote for the existing board, you may find it easier to make your instructions using my proxy form. What matters is how you mark your vote, not whether you send in this proxy or the company's.

And finally, whether you vote for or against the Shareholder Unity Slate, please make up your mind to support the winners, whoever they are. The newly- elected board is going to have all the business challenges facing Goldfield, plus the task of representing all shareholders.

This solicitation is made on behalf of eRaider.com Inc., Aaron Brown, Deborah Pastor and Sam Rebotsky. All expenses are paid by Aaron
Brown, and he will not seek reimbursement from the company or anyone else. eRaider.com Inc. runs a website, http://www.eRaider.com devoted to organizing shareholders on the Internet. The site includes a public message board on which anyone can post messages relating to Goldfield and this proxy contest.

I ask you to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal (listed in the probable order of presentation and using the same numbering as Goldfield's proxy materials for ease of comparison):

(0.5) FOR a point of order, if it is allowed to be raised and voted upon, to act on the election of directors before considering changes to the election rules.

(1) AGAINST the proposal relating to the amendment to the Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors;

(1.5) FOR a point of order, if it is allowed to be raised and voted upon, to act on the election of directors without recessing or adjourning for the purpose of amending the certificate of incorporation to change the election rules.

(2) FOR the election of the nominees for directors named herein;

(3) FOR the ratification of the appointment of KPMG LLP as independent certified public accountants for the year 2001;

(4) FOR the stockholder proposal to require prior shareholder approval of Golden Parachutes; and

(5) FOR a proposal, expected to be made from the floor, to redeem the Series A preferred stock.

Aaron Brown, Deborah Pastor and Sam Rebotsky intend to vote their shares of common stock in accordance with the recommendations above.

I do not know at this time whether the election of directors will be held under cumulative voting rules or not. Therefore, I have allowed you to mark the proxy under each set of rules. The simplest thing, if you agree with me, is to leave everything blank and thereby vote as I recommend. However, you can also specify exactly which directors you wish to vote for and, if there is cumulative voting, to assign your votes unevenly. If you do this, you must specify your votes under both types of voting. I will not use your cumulative votes to guess how you would vote under non-cumulative if you do not specify that, nor will I guess your cumulative preferences from your non-cumulative votes. If there is cumulative voting, and you do not specify an allocation, I will use your votes at my discretion to elect as many of my candidates as possible. The election of directors is more fully described in the Goldfield's proxy materials.

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy, or by revoking it in writing in a letter sent to eRaider at the same address as the proxy. The proxy will be revoked if you attend the meeting and vote in person. Finally, you can send written revocation to:

Dwight Severs Secretary
The Goldfield Corporation
100 Rialto Place, Suite 500
Melbourne, Florida 32901
(321) 724-1700

Item 0.5. Point of Order -- Election of directors should precede and changing of the election rules.

I intend to raise this point from the floor, I may or may not be allowed to do so. I think it is basic fair play that elected officials do not change the voting rules for their own re-election. Even if you support the existing board, you should want a fair election both for its own sake and to make sure the losers respect the decision. Anything else is asking for continued divisiveness and lawsuits.

Item 1. PROPOSAL 1 -- AMENDMENT TO THE RESTATED
CERTIFICATE OF INCORPORATION TO ELIMINATE
CUMULATIVE VOTING

There are good pro and con arguments for cumulative voting. Basically, cumulative voting gives more representation to minority views, possibly at the risk of creating a divided and therefore inefficient board. I prefer cumulative myself, because I believe that lack of diversity is a much bigger and more common problem than too much diversity, at least for corporate boards. But read the company's arguments here and vote your feelings, I make no recommendation (if you don't specify, I will vote AGAINST eliminating cumulative voting). If you do decide to vote to eliminate cumulative voting, the company has stated they will try to apply that decision to this year's election, which I consider unfair. You may or may not want to weigh that in your decision.

Item 1.5. Point of Order -- The meeting should not be recessed or adjourned to amend the certificate of incorporation.

I intend to raise this point from the floor, I may or may not be allowed to do so. A meeting's a meeting and should be held under one set of rules.
The plan to break the meeting into two parts results in complicated proxies and bases the outcome on legal strategy (and legal expense) rather than what shareholders' want. Everyone knows how to have a fair election, you set the rules, then you vote. Period. No games. The State of Wisconsin Investment Board recently sued Peerless Computer Systems in Delaware
Chancery Court contending that adjourning an annual meeting to manipulate the vote count is illegal (the case has recently been settled, but the terms have not yet been released except that Wisconsin prevailed in overturning the tainted election results). The case is not directly comparable (Peerless adjourned the annual meeting when it became apparent the company was going to lose on a vote, and used the adjournment to lobby employee shareholders who had not voted to vote in favor of the company) but supports the same general principle.3 I recommend you vote FOR this point.

Item 2. PROPOSAL 2 -- ELECTION OF DIRECTORS

Six directors will be elected at the annual meeting to serve for one year terms, or until their successors are elected and qualified. There is only a single class of directors, these six are the entire board. I have proposed three long-term shareholders, along with three nominees of the existing board. All three of my candidates have consented to be named in this proxy, and to serve if elected. The other three have not consented to be named in this proxy, and may refuse to serve if elected along with my candidates. In selecting three candidates recommended by the existing board, I included John Sottile, because he is CEO of the company, Dwight Severs, because he is Secretary of the company, and Al Marino, because he is the largest shareholder (2,066,300 shares, including his father's holdings) among the candidates. In fact, these are the largest three shareholders among the directors (counting family shares). None of the other three candidates nominated by the existing board holds any position in the company other than director, and they held only 1,700 shares between them until some last-minute buying on March 22, 2001. I tried to select the three strongest candidates, the ones that make it most likely the unity board will represent all segments of shareholder opinion and be accepted by the largest possible number of shareholders.

Information About Nominees

Information about John Sottile, Dwight Severs and Al Marino can be found in Goldfield's proxy materials.

Aaron Brown runs Allied Owners Action Fund, a fund that is the largest institutional holder of Goldfield with 290,000 shares. Aaron is also the third- largest investor in Allied with approximately 10 percent of the shares. His principal employment for the last twelve years has been teaching finance at Yeshiva University. Yeshiva's address is 500 West
185th Street, New York, NY 10033. In the last two years he has also devoted time to running eRaider and Allied Owners Action Fund. He has invested professionally in small cap companies for 18 years and takes an active role in the companies he buys, both lobbying management and producing analysis for other institutional investors. Mr. Brown is 44 years old. He holds an undergraduate degree in Applied Mathematics from Harvard University and an MBA in Finance from the University of Chicago.

Deborah Pastor is the portfolio manager for the Allied Owners Action Fund. For the last two years she has been working in the development and management of eRaider and the Fund. For two years before that she managed money for wealthy individuals. From August 1993 to May 1997 she was a director and Senior Foreign Exchange Advisor at Bank of Montreal. For nearly seven years prior to August 1993 she was Vice President of the foreign exchange department of J. P. Morgan. She is an expert in the trading and valuation of small cap value companies, and brings expertise and contacts to help make Goldfield stock attractive to major institutional investors. Ms. Pastor is 44 years old and married to Aaron Brown. She holds an undergraduate degree in Near Eastern
Languages from Yale University and an MBA in Finance from the University of Chicago.

Sam Rebotsky bought his first share of Goldfield in the late 1960s and has been actively following the company ever since. He currently owns
491,100 shares. His principal occupation for the last five years is a registered representative specializing in analyzing, valuing and recommending microcap stocks. Since 2000, he has been employed as Vice President of Sales for Adolph Komorsky Investments, a brokerage firm. Their address is 660 White Plains Road, Tarrytown, New York
10591. For the two prior years he was a self-employed financial advisor.
In 1998 he worked for National Securities Corp., another brokerage firm. For the four years before that he worked for Carlin Equities Corp., another brokerage firm. He holds Series 7, 24 and 63 licenses. He is a certified public accountant and a member of the New York State Society of CPA's.
He also has extensive experience in the areas of taxation and has worked for the IRS. Mr. Rebotsky also worked as assistant controller for a construction sub-contractor and has expertise in accounting and taxation issues for construction companies. He is 61 years old and graduated from City College in New York.

Aaron Brown and Deborah Pastor live at: 215 West 91st Street, #112 New York, NY 10024

Sam Rebotsky's address is: 10 Holder Place, Suite 3B Forest Hills, NY
11375

The following table lists all purchases (there were no sales) of Goldfield common stock by Allied Owners Action Fund.
Date
Shares
Price
Cost
10-Mar-00
7,000
1  5/16
9,187.50
16-Mar-00
5,000
1
5,000.00
22-Mar-00
3,000
1.0600
3,180.00
24-Mar-00
5,000
1
5,000.00
28-Mar-00
5,000
15/16
4,687.50
29-Mar-00
5,000
15/16
4,687.50
29-Mar-00
5,000
15/16
4,687.50
7-Apr-00
5,000
15/16
4,687.50
10-Apr-00
10,000
15/16
9,375.00
14-Apr-00
5,000
11/16
3,437.50
17-Apr-00
5,000
  5/8
3,125.00
18-Apr-00
5,000
  5/8
3,125.00
22-Sep-00
2,000
13/16
1,625.00
25-Sep-00
3,000
13/16
2,437.50
27-Sep-00
5,000
13/16
4,062.50
29-Sep-00
700
13/16
568.75
10-Oct-00
4,000
11/16
2,750.00
11-Oct-00
4,000
11/16
2,750.00
12-Oct-00
20,000
11/16
13,750.00
13-Oct-00
10,000
  5/8
6,250.00
16-Oct-00
5,100
  3/4
3,818.88
18-Oct-00
15,000
  3/4
11,250.00
19-Oct-00
10,000
23/32
7,188.00
20-Oct-00
8,500
0.7169
6,093.65
23-Oct-00
6,100
11/16
4,193.75
24-Oct-00
2,100
11/16
1,443.75
26-Oct-00
2,700
11/16
1,856.25
8-Nov-00
11,000
  3/4
8,250.00
13-Nov-00
55,000
0.4943
27,186.50
14-Nov-00
20,000
  9/16
11,250.00
15-Nov-00
20,000
  9/16
11,250.00
17-Nov-00
20,800
  9/16
11,700.00
Total
290,000
0.6892
199,854.53


Sam Rebotsky has bought 334,600 shares of Goldfield at an aggregate price of $177,593 over the last two years (from March 16, 1999 to September 13, 2000). He also sold 151,700 shares for $157,227 during that period (from January 31, 2000 to August 7, 2000).

Section 16(a) of the Securities Exchange Act of 1934 requires that persons who own more than 10 percent of a registered class of Goldfield's equity securities file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and series A preferred stock of the company. I believe that Aaron Brown, Deborah Pastor and Sam Rebotsky complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2000.

None of three nominees listed above: (i) owns of record any securities of Goldfield that are not beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to Goldfield or any of its directors, officers or employees or any shareholder owning more than 5 percent of Goldfield, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company; (v) borrowed any funds to purchase any securities listed above, (vi) has been convicted in a criminal proceeding, (vii) is a director of any public for-profit corporation, (viii) has any material interest adverse to Goldfield or any of its directors, officers or employees, (ix) is a party to a proceeding against Goldfield or any of its directors, officers or employees, (x) is an owner of 10 percent or more of Goldfield shares,
(xi) is a family member of any director, officer or employee of Goldfield, or any shareholder owning more than 5 percent of Goldfield shares, (xi) a petitioner in state or federal bankruptcy court within the last five years, (xii) the subject during the past five years of any order, judgment or decree, not subsequently reversed, of any court of competent jurisdiction permanently or temporarily enjoining him from: acting as futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator or any other person regulated by the Commodity Futures Trading Commission, investment advisor, underwriter, broker or dealer in securities, affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, engaging in any kind of business practice, engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities law or federal commodities laws. None of the nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2000 or any currently proposed transaction, or series of similar transactions, to which the Company or its affiliates was or is to be a party.

PARTICIPANTS IN THE SOLICITATION

Aaron Brown, Deborah Pastor and Sam Rebotsky are participants in this solicitation. Participants control 893,100 shares of Goldfield, 3.2 percent of the 27,694,154 shares I estimate will be eligible to vote at the meeting.

In addition, I have held significant discussions with other shareholders, and some of them are actively supporting this solicitation. Upon careful consideration of the rules of the Securities and Exchange Commission, I feel that none of them are participants. However, I list them here because I would rather overdisclose than underdisclose. Although I speak with all these people about Goldfield, none of them direct eRaider's proxy efforts, and I do not direct any of their actions.

eRaider.com Inc. runs a website devoted to shareholder activism, http://www.eRaider.com. It was founded is owned by Aaron Brown and Martin Stoller, and is run by Aaron Brown. eRaider runs message boards on general shareholder activism topics and also on specific companies: Comshare, Jameson Inns, Goldfield, Employee Solutions and Transmedia Asia Pacific. Allied Owners Action Fund, a private fund managed by Aaron Brown and Deborah Pastor, owns substantial positions in the first three of these companies. With respect to target companies, eRaider's goal is to improve the stock price through informed discussion and active shareholder oversight.

Martin Stoller is Aaron Brown's partner in eRaider, but does not participate in the business day-to-day. He is also the largest single investor in Allied Owners Action Fund. He owns no shares of Goldfield, except indirectly through the Fund.

Joe Cocalis sponsored the Golden Parachute shareholder resolution in cooperation with eRaider. I asked him to be a candidate for the board of directors and have had detailed discussions with him about strategies for change. He holds over 400,000 shares of Goldfield.

James Cocalis, Joe's father, was a candidate for the board of directors until I decided to run a unity slate instead. He holds approximately 50,000 shares of Goldfield. He is Joe Cocalis' father.

Moshe Rosen was a candidate for the board of directors until I decided to run a unity slate instead. He holds over 69,000 shares of Goldfield.

Anthony Ford sponsored a shareholder resolution in cooperation with eRaider, the resolution was subsequently withdrawn. I asked him to be a director candidate. He owns 2,065,300 shares of Goldfield.

eRaider.com Inc. runs a public Internet message board for discussions about Goldfield. Several anonymous posters have expressed opinions and engaged in discussions that suggest general support for eRaider's efforts (other posters have expressed contrary opinions). I think it likely that some of these people own Goldfield stock and are promoting eRaider's side of this proxy fight on other Internet message boards and elsewhere.

I recommend a vote FOR the election of Aaron Brown, Deborah
Pastor, Sam Rebotsky and make no recommendation concerning the election of Al Marino and the re-election of John Sottile and Dwight Severs.

Item 3. PROPOSAL 3 -- RATIFICATION OF APPOINTMENT
OF ACCOUNTANTS

I recommend a vote FOR the ratification of the appointment of KPMG LLP as independent certified public accountants of the Company.

Item 4. PROPOSAL 4 -- STOCKHOLDER PROPOSAL TO
REQUIRE PRIOR SHAREHOLDER APPROVAL OF GOLDEN
PARACHUTES.

I recommend a vote FOR the Proposal.

Item 5. FLOOR PROPOSAL -- STOCKHOLDER PROPOSAL
TO REDEEM SERIES A PREFERRED STOCK.

I recommend a vote FOR the Proposal.

RECORD DATE / SECURITY OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS / EXECUTIVE
COMPENSATION / ELECTION OF DIRECTORS

Information on these subjects appears in Goldfield's proxy materials.

ADDITIONAL INFORMATION

I will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. eRaider will make efforts to communicate with shareholders and solicit proxies on the Internet. In addition to solicitation by Internet and mail, solicitation of proxies may be made personally or by telephone, facsimile, telegram or other means.

Although no precise estimate can be made at this time, I hope to limit my expenses in this proxy contest to $100,000. I will attempt to make an agreement with the company to abide by an expense cap in order to save money for shareholders. To date, the only expenses have been routine office expenses with total value under $5,000. The only major additional expense I anticipate is a mailing to shareholders. The cost of the solicitation will be much lower for both sides if I can persuade the company to agree to a single joint mailing, with costs split (this will also, in my opinion, make things much easier for shareholders and result in a fairer election).

A major factor influencing the expense is whether I think the company can get the 13,847,078 votes they need to overturn cumulative voting (that number is based on the common shares outstanding as of December 31, 2000, plus preferred shares which vote as common in this matter, plus 499,000 shares issued for recent option exercises by management). If so, I will have to engage in expensive tactics to try to prevent that, including aggressive solicitation and possibly legal action. If not, I am content to gather the votes I can cheaply and get two or three of my candidates elected. The main way to cut expenses is to mail the solicitation only to the larger shareholders.

Footnotes

1This figure is derived by excluding the institutional shares listed on 13G's and D's, assuming that the 5.3 million uncounted votes represent 55 percent of the individual holders of record, subtracting the holders of record and assuming 55 percent of the remaining shareholders did not vote but were counted for management. The figure is subject to large uncertainty.

2June 17, 1858. Speech before the Republican State Convention,
Springfield, Illinois. Lincoln, of course, was paraphrasing Matthew 25. Neither Abraham Lincoln nor Matthew has endorsed the Shareholder
Unity Slate, nor has either given permission for the quote to be used. They were each talking about entirely different things than the Goldfield board of directors meeting (Lincoln about the country half slave and half free, Matthew about doctrinal differences among Pharisees, Sadducees and Essenes).

3None of the State of Wisconsin Investment Board, Peerless Computer Systems or the Delaware Chancery Court has endorsed the Shareholder Unity Slate. None has given permission for their name to be used in this proxy solicitation. The account given is by Aaron Brown, none of the cited entities has reviewed or approved it. Because the case was settled rather than decided, it is not a formal legal precedent and, in any case, differences in facts might make it irrelevant in court to the Goldfield annual